Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus dated May 1, 2025 incorporated in this Post-Effective Amendment No. 17 to the Registration Statement (Form N-4, File Nos. 333-197214 and 811-02091) of Principal Life Insurance Company Separate Account B (the “Registration Statement”).

We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated May 1, 2025 included in the Registration Statement.

We also consent to the incorporation by reference of our reports (1) dated March 28, 2025, with respect to the consolidated financial statements of Principal Life Insurance Company, (2) dated March 28, 2025 with respect to the financial statement schedules of Principal Life Insurance Company, and (3) dated March 28, 2025, with respect to the financial statements of each of the subaccounts within Principal Life Insurance Company Separate Account B included in form N-VPFS for the year ended December 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa
October 14, 2025